UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )
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☑	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12
T REIT, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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T REIT, INC.
1551 N. Tustin Avenue, Suite 200
Santa Ana, California 92705
Telephone: (714) 667-8252

April 24, 2007

Dear Shareholder:

On behalf of the Board of Directors, I cordially invite you to attend the 2007 Annual Meeting of Shareholders of T REIT, Inc. to be held at the Irvine Marriott, 18000 Von Karman Avenue, Irvine, California 92612, on June 11, 2007 at 9:00 a.m. local time. We look forward to your attendance.

The accompanying Notice of Annual Meeting and Proxy Statement describe the formal business to be acted upon by the shareholders. A current report on our performance during fiscal 2006 and the status of our shareholder approved liquidation will also be presented at the annual meeting and our shareholders will have an opportunity to ask questions.

Your vote is very important. Regardless of the number of our shares you own, it is very important that your shares be represented. ACCORDINGLY, WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE ANNUAL MEETING IN PERSON, I URGE YOU TO SUBMIT YOUR PROXY AS SOON AS POSSIBLE.  You may do this by completing, signing and dating the enclosed proxy card and returning it via fax to (212) 645-8046 or in the accompanying postage-paid return envelope. You also may vote via the Internet at https://www.proxyvotenow.com/treit or by telephone by dialing toll-free 1-866-257-2281. Please follow the directions provided in the proxy statement. This will not prevent you from voting in person at our annual meeting, but will assure that your vote will be counted if you are unable to attend our annual meeting.

YOUR VOTE COUNTS. THANK YOU FOR YOUR ATTENTION TO THIS MATTER, AND FOR YOUR CONTINUED SUPPORT OF, AND INTEREST IN, OUR COMPANY.

Sincerely,

Jack R. Maurer
Chief Executive Officer and President

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
PROXY STATEMENT
PROPOSAL NO. 1
EXECUTIVE OFFICERS
CORPORATE GOVERNANCE
COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS
SUMMARY COMPENSATION TABLE
PRINCIPAL SHAREHOLDERS
PROPOSAL NO. 2
RELATIONSHIP WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
AUDIT AND NON-AUDIT FEES
AUDIT COMMITTEE REPORT TO SHAREHOLDERS
ANNUAL REPORT
CODE OF BUSINESS CONDUCT AND ETHICS
PROPOSALS FOR 2008 ANNUAL MEETING
OTHER MATTERS

T REIT, INC.
1551 N. Tustin Avenue, Suite 200
Santa Ana, California 92705
Telephone: (714) 667-8252

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD JUNE 11, 2007

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of T REIT, Inc., a Maryland corporation will be held on June 11, 2007 at 9:00 a.m. local time, at the Irvine Marriott, 18000 Von Karman Avenue, Irvine, California 92612, for the following purposes:

1. To elect two directors, each for a term of one year; and

2.	To ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the current fiscal year.

These items are discussed in the following pages, which are made part of this notice. Our shareholders of record on April 12, 2007 are entitled to vote at the annual meeting. A list of shareholders entitled to vote will be available for inspection at the offices of T REIT, Inc., 1551 N. Tustin Avenue, Suite 200, Santa Ana, California 92705, for the ten day period immediately preceding the annual meeting.

Please sign and date the accompanying proxy card and return it promptly by fax to (212) 645-8046 or in the enclosed postage-paid envelope whether or not you plan to attend. You also may vote your shares electronically via the Internet at https://www.proxyvotenow.com/treit or by telephone by dialing toll-free 1-866-257-2281. Instructions are included with the proxy card. If you attend the annual meeting, you may vote in person if you wish, even if you previously have returned your proxy card or voted your shares electronically. You may revoke your proxy at any time prior to its exercise.

By Order of the Board of Directors

Andrea R. Biller
Secretary

T REIT, INC.
1551 N. Tustin Avenue, Suite 200
Santa Ana, California 92705
Telephone: (714) 667-8252

PROXY STATEMENT

The enclosed proxy is solicited by the Board of Directors of T REIT, Inc., or T REIT, for use in voting at the Annual Meeting of Shareholders to be held on June 11, 2007 at 9:00 a.m. local time, at the Irvine Marriott, 18000 Von Karman Avenue, Irvine, California 92612, and at any adjournment or postponement thereof, for the purposes set forth in the attached Notice. The proxy solicitation materials are being mailed to shareholders on or about, April 24, 2007.

About the Meeting

What is the purpose of the annual meeting?

At our annual meeting, shareholders will vote upon the matters outlined in the accompanying notice of annual meeting, including:

•	The election of two directors, each for a term of one year; and

•	Ratification of the selection of Deloitte & Touche LLP, or Deloitte, as our independent registered public accounting firm for the year ending December 31, 2007.

Management will report on T REIT’s performance during fiscal 2006, the status of our shareholder approved liquidation and respond to questions from shareholders. In addition, representatives of Deloitte are expected to be at the annual meeting to respond to questions.

What are the Board of Directors’ voting recommendations?

Unless you give other instructions on your proxy card the individuals named on the card as proxy holders will vote in accordance with the recommendations of the Board of Directors. The Board of Directors recommends that you vote your shares “FOR” the election of each of the nominees of the Board of Directors and “FOR” the ratification of Deloitte as our independent registered public accounting firm. No director has informed us that he intends to oppose any action intended to be taken by us.

What happens if additional proposals are presented at the annual meeting?

Other than the matters described in this proxy statement, we do not expect any additional matters to be presented for a vote at the annual meeting. If other matters are presented and you vote by proxy, your proxy grants the individuals named as proxy holders the discretion to vote your shares on any additional matters properly presented for a vote at the meeting.

Who is entitled to vote?

Only shareholders of record at the close of business on the record date of April 12, 2007 are entitled to receive notice of the annual meeting and to vote the shares of common stock that they hold on that date at the meeting, or any postponements or adjournments of the annual meeting. As of the record date, we had 4,605,000 shares of common stock issued and outstanding and entitled to vote. Each outstanding share of common stock entitles its holder to cast one vote on each proposal to be voted on.

What constitutes a quorum?

If a majority of the shares outstanding on the record date are present at the annual meeting, either in person or by proxy, we will have a quorum at the meeting, permitting the conduct of business at the meeting. Abstentions and broker “non-vote” occur when a broker, bank of other nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that matter and has not received voting instructions from the beneficial owner. Abstentions and broker non-votes will be counted to determine whether a quorum is present.

How do I vote my shares at the annual meeting?

Voting by Mail — Shareholders may vote by completing the attached proxy card and mailing it in the enclosed self-addressed postage-paid return envelope.

Voting by Fax — Shareholders may vote by completing the attached proxy card and faxing it to (212) 645-8046 until 5:00 p.m. Pacific Daylight Time on June 8, 2007.

Voting by Telephone — Shareholders may vote by telephone by dialing toll-free at 1-866-257-2281 until 5:00 p.m. Pacific Daylight Time on June 8, 2007.

Voting by Internet — Shareholders may vote electronically using the Internet at
https://www.proxyvotenow.com/treit until 5:00 p.m. Pacific Daylight Time on June 8, 2007.

Can I change my vote after I return my proxy card or after I vote by telephone or over the Internet?

If you are a record holder, you may change your vote at any time before the proxy is exercised at the annual meeting by delivering to our Secretary a written notice of revocation or a properly signed proxy bearing a later date, or by attending the annual meeting and voting in person (although attendance at the meeting will not cause your previously granted proxy to be revoked unless you specifically so request). To revoke a proxy previously submitted by telephone or over the Internet, you may simply vote again at a later date, but before the deadline for telephone or Internet voting set forth above using the same procedures, in which case the later submitted vote will be recorded and the earlier vote revoked.

If you hold shares of our common stock in “street name,” you will need to contact the institution that holds your shares and follow its instructions for revoking a proxy.

What vote is required to approve each proposal that comes before the annual meeting?

To obtain approval of the election of the director nominees, the affirmative vote of a majority of the shares of our common stock present in person or by proxy at a meeting at which a quorum is present must be cast in favor of the proposal. To obtain approval of the ratification of the appointment of Deloitte, the affirmative vote of a majority of all votes cast at a meeting at which a quorum is present must be cast in favor of the proposal. Abstentions and broker non-votes will count as votes against the proposal to elect the director nominees but will have no impact on the proposal to ratify the appointment of Deloitte.

Who will bear the costs of soliciting votes for the meeting?

T REIT will bear the entire cost of the solicitation of proxies from its shareholders. We have retained Ellen Philip Associates, Inc. to assist us in connection with the solicitation of proxies for the annual meeting. We expect to pay approximately $32,000 for such services. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic communication by our directors and officers who will not receive any additional compensation for such solicitation activities. We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy solicitation materials to our shareholders.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Background

Our articles of incorporation provide that our Board of Directors will consist of between three and nine directors. Two directors are to be elected at the annual meeting. As a result, we will have one vacancy on the Board of Directors. Each director serves a term of one year, but may be re-elected. Each of the nominees listed below is standing for re-election, and, if elected, the nominees will constitute the entire Board of Directors until our next annual meeting of shareholders. The Board of Directors, acting in its capacity as the Nominating and Governance Committee, has nominated W. Brand Inlow and D. Fleet Wallace for a term of office commencing on the date of the 2007 annual meeting and ending on the date of the 2008 annual meeting and until their successors are elected and qualified. Each of the nominees currently serves as a member of the Board of Directors.

Unless otherwise instructed on the proxy, the shares represented by proxies will be voted FOR the election of all of the director nominees named below. Each of the nominees has consented to being named as a nominee in this proxy statement and has agreed that, if elected, he will serve on our Board of Directors for a one-year term and until his successor has been elected and qualified. If any nominee becomes unavailable for any reason, the shares represented by proxies may be voted for a substitute nominee designated by our Board of Directors. We are not aware of any family relationship among any of the nominees to become directors or our executive officers of T REIT. Each of the nominees for election as director has stated that there is no arrangement or understanding of any kind between him and any other person relating to his election as a director except that such nominees have agreed to serve as our directors if elected.

Information about Director Nominees:

W. Brand Inlow, age 53, has served as an independent director of our company since April 2002 and has served as the Chairman of our Board of Directors since April 2007. He is a Principal, Co-Founder, and serves as Director of Acquisitions for McCann Realty Partners, LLC, an apartment investment company focusing on garden apartment communities in the Southeast formed in October 2004. Since October 2003, Mr. Inlow has provided professional consulting services to the multifamily industry on matters related to acquisitions, dispositions, asset management and property management operations, and through an affiliation with LAS Realty in Richmond, Virginia, conducts commercial real estate brokerage. Mr. Inlow is also President of Jessie’s Wish, Inc., a Virginia non-profit corporation dedicated to awareness, education and financial assistance for patients and families dealing with eating disorders. Mr. Inlow also serves as a director of G REIT, Inc. and a director of NNN Apartment REIT, Inc. Mr. Inlow served as President of Summit Realty Group, Inc. in Richmond, Virginia, from September 2001 through October 2003. From November 1999 to September 2001, he was Vice President of Acquisitions for EEA Realty, LLC in Alexandria, Virginia. From November 1991 to November 1999, Mr. Inlow worked for United Dominion Realty Trust, Inc., a publicly traded real estate investment trust, as Assistant Vice President and Senior Acquisition Analyst.

D. Fleet Wallace, age 39, has served as a director of our company since April 2002. He is a Principal and Co-Founder of McCann Realty Partners, LLC, an apartment investment company focusing on garden apartment properties in the Southeast formed in October 2004. Mr. Wallace also serves as a Principal of Greystone Capital Management, LLC, formed in September 2001, and helps manage Greystone Fund, L.P., a professionally managed opportunity fund invested primarily in promising venture capital opportunities and distressed assets in the form of real estate, notes and accounts receivable, inventory and other assets. From April 1998 to August 2001, Mr. Wallace served as Corporate Counsel and Assistant Secretary of United Dominion Realty Trust, Inc., a publicly-traded real estate investment trust. From September 1994 to April 1998, Mr. Wallace was in the private practice of law with the firm of McGuire Woods in Richmond, Virginia. Mr. Wallace is also a director of NNN Realty Advisors, Inc., or NNN Realty Advisors, the parent company of Triple Net Properties, LLC, or Triple Net Properties, or our Advisor. Mr. Wallace also serves as a director of G REIT, Inc. Mr. Wallace received a B.A. degree in History from the University of Virginia in 1990 and a J.D. degree from the University of Virginia in 1994.

The Board of Directors recommends a vote FOR all of the nominees for election as directors.

EXECUTIVE OFFICERS

Information regarding our executive officers is set forth below:

Jack R. Maurer, age 63, has served as our Chief Executive Officer and President since August 2004 and as our Secretary and Treasurer from December 1999 through August 2004. Mr. Maurer has also served as Senior Vice President, Office of the Chairman of NNN Realty Advisors since December 2006. Mr. Maurer has served as Chief Financial Officer of our Advisor from April 1998 to December 2001, when he became Financial Principal of NNN Capital Corp., and has served as Executive Vice President of G REIT, Inc., since December 2001. Mr. Maurer has over 33 years of real estate financial management experience, including Chief Financial Officer and Controller positions in residential and commercial development and the banking industry. From 1986 to April 1998, he was a General Partner and Chief Executive Officer of Wescon Properties, where he was involved in finance, accounting and forecasting. Mr. Maurer’s previous experience also includes the national accounting firm of Kenneth Leventhal & Company. Mr. Maurer received a B.S. degree in Business Administration-Accounting from California State University at Northridge in 1973 and is a registered general securities principal with the NASD.

Courtney A. Brower, age 28, has served as our Chief Accounting Officer since December 2006. Ms. Brower has served as a financial reporting manager for our Advisor since July 2004, as the Chief Accounting Officer of G REIT, Inc. since January 2006 and as a senior REIT accountant for our Advisor from October 2003 to July 2004. From September 2001 to October 2003, Ms. Brower gained public accounting experience while employed at Deloitte & Touche LLP. Ms. Brower is a certified public accountant and received her B.A. degree in Business-Economics with a minor in Accounting from the University of California, Los Angeles.

Andrea R. Biller, age 57, has served as our Secretary since May 2004. She has served as Executive Vice President of our Advisor since January 2007 and its General Counsel since March 2003. Ms. Biller has also served as General Counsel, Executive Vice President and Secretary of NNN Realty Advisors since its formation in September 2006. Ms. Biller has also served as the Secretary and Executive Vice President of G REIT, Inc. since June 2004 and December 2005, respectively, the Secretary of NNN Apartment REIT, Inc. since January 2006, and the Executive Vice President and Secretary of NNN Healthcare/Office REIT, Inc. since April 2006. Ms. Biller practiced as a private attorney specializing in securities and corporate law from 1990 to 1995 and 2000 to 2002. She practiced at the Securities and Exchange Commissions, or the SEC, from 1995 to 2000, including two years as special counsel for the Division of Corporation Finance. Ms. Biller earned a B.A. degree in Psychology from Washington University, a M.A. degree in Psychology from Glassboro State University in New Jersey and a J.D. degree from George Mason University School of Law in Virginia in 1990. Ms. Biller is a member of the California, Virginia and the District of Columbia State Bar Associations.

CORPORATE GOVERNANCE

Board of Directors

The Board of Directors held two meetings (including regularly scheduled and special meetings) during the fiscal year ended December 31, 2006. Each of Messrs. Inlow and Wallace attended at least 75% of the aggregate of the total number of meetings of the Board of Directors held during the period for which he served as a director and the total number of meetings held by all committees of the Board of Directors on which he served during the periods in which he served.

Director Attendance at annual meetings

Although we have no policy with regard to attendance by the members of the Board of Directors at our annual meeting, it is customary for members of the Board of Directors to attend annual meetings to foster communication between shareholders and the Board of Directors. At the 2006 annual meeting of shareholders, all of our incumbent directors were in attendance.

Contacting the Board of Directors

Any shareholder who desires to contact members of the Board of Directors may do so by writing to: T REIT, Inc., the Board of Directors, 1551 N. Tustin Avenue, Suite 200, Santa Ana, California 92705, Attention: Secretary. Communications received will be distributed by our Secretary to such member or members of the Board of Directors as deemed appropriate by our Secretary, depending on the facts and circumstances outlined in the communication received. For example, if any questions regarding accounting, internal accounting controls and auditing matters are received, they will be forwarded by the Secretary to the Audit Committee for review.

Director Independence

We have a two-member Board of Directors and the two directors qualify as “independent directors” as defined in our charter in compliance with the requirements of the North American Securities Administrators Association’s Statement of Policy Regarding Real Estate Investment Trusts. Our charter provides that a majority of the directors must be “independent directors.” As defined in our charter, the term “independent director” means a director who is not on the date of determination, and within the last two years from the date of determination has not been, directly or indirectly associated with our Advisor by virtue of (i) ownership of an interest in our Advisor or any of its affiliates, other than the company; (ii) employment by our Advisor or any of its affiliates; (iii) service as an officer or director of our Advisor or any of its affiliates; (iv) performance of services, other than as a director; (v) service as a director or trustee of more than three real estate investment trusts, or REITs, organized by or advised by our Advisor; or (vi) maintenance of a material business or professional relationship with our Advisor or any of its affiliates.

Each of our independent directors would also qualify as independent under the rule of the New York Stock Exchange and our Audit Committee members would qualify as independent under the New York Stock Exchange’s rules applicable to Audit Committee members. However, we are not listed on the New York Stock Exchange.

Committees of the Board of Directors

We have three standing committees: the Audit Committee, the Executive Compensation Committee and the Special Committee. From time to time the Board of Directors may establish certain other committees to facilitate the management of our company.

Audit Committee.  We have a standing Audit Committee, the members of which are selected by our Board of Directors each year. Our Audit Committee is comprised of our two independent directors, Messrs. Inlow and Wallace. Each member of our Audit Committee meets the criteria for independence set forth in Rule 10A-3(b)(1) under the Securities Exchange Act of 1934. Our Board of Directors has determined that Mr. Inlow qualifies as an “Audit Committee financial expert” under the rules of the SEC. The Audit Committee:

•	makes recommendations to our Board of Directors concerning the engagement of independent public accountants;

•	reviews the plans and results of the audit engagement with the independent public accountants;

•	approves professional services provided by, and the independence of, the independent public accountants;

•	considers the range of audit and non-audit fees;

•	consults with the independent public accountants regarding the adequacy of our internal accounting controls; and

•	periodically meets with representatives of our disclosure committee on various subjects within the scope of the discloser committee’s charter (the disclosure committee is comprised of representatives of our management).

(i) W. Brand Inlow, who is an Audit Committee financial expert, will not be deemed expert for any purpose including, without limitation, for purposes of Section 11 of the Securities Act of 1933 as a result of being designated or identified as an Audit Committee financial expert.

(ii) The designation or identification of Mr. Inlow as an Audit Committee financial expert does not impose on such person any duties, obligations or liability that are greater than the duties, obligations and liability imposed on such person as a member of the Audit Committee and Board of Directors in the absence of such designation or identification.

(iii) The designation or identification of Mr. Inlow as an Audit Committee financial expert does not affect the duties, obligations or liability of any other member of the Audit Committee or Board of Directors.

In performing these functions, the Audit Committee meets periodically with the independent auditors (including private sessions) to review the results of their work.

Executive Compensation Committee.  Our Board of Directors has established an Executive Compensation Committee consisting of up to two independent directors, to establish compensation policies and programs for the directors and executive officers. The members of the Executive Compensation Committee are Messrs. Wallace and Inlow. In accordance with the adoption of our plan of liquidation by our shareholders on July 27, 2005, all outstanding options under our equity compensation plans were forfeited and the plans were terminated. As of December 31, 2006 we have no equity compensation plans outstanding.

Special Committee.  On December 29, 2004, a Special Committee of our independent directors, including Messrs. Wallace and Inlow, was formed to consider alternatives reasonably available to us to analyze whether liquidation of all of our assets would be in our shareholders best interests, and to make a recommendation to our entire Board of Directors and our shareholders with respect to our plan of liquidation. On June 3, 2005, our Board of Directors approved a plan of liquidation which was thereafter approved by our shareholders at our 2005 annual meeting of shareholders held on July 27, 2005.

Nominating and Corporate Governance Committee.  We do not have a separate Nominating and Corporate Governance Committee. We believe that our Board of Directors is qualified to perform the functions typically delegated to a Nominating and Corporate Governance Committee and that the formation of a separate committee is not necessary at this time. Instead, the full Board of Directors performs functions similar to those which might otherwise normally be delegated to such a committee, including, among other things, developing a set of corporate governance principles, adopting a code of ethics, adopting policies with respect to conflicts of interest, monitoring our compliance with corporate governance requirements of state and federal law, establishing criteria for prospective members of the Board of Directors, conducting candidate searches and interviews, overseeing and evaluating the Board of Directors and our management, evaluating from time to time the appropriate size and composition of the Board of Directors and recommending, as appropriate, increases, decreases and changes to the composition of the Board of Directors and formally proposing the slate of directors to be elected at each annual meeting of our shareholders.

The Board of Directors will consider nominees for our Board of Directors recommended by shareholders. Notice of proposed shareholder nominations for director must be delivered not less than 120 days prior to any meeting at which directors are to be elected. Nominations must include the full name of the proposed nominee, a brief description of the proposed nominee’s business experience for at least the previous five years and a representation that the nominating shareholder is a beneficial or record owner of our common stock. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected. Nominations should be delivered to T REIT, Inc., the Board of Directors, 1551 N. Tustin Avenue, Suite 200, Santa Ana, California 92705, Attention: Secretary.

In considering possible candidates for election as a director, the Board of Directors is guided by the principle that each director should (i) be an individual of high character and integrity; (ii) be accomplished in his or her respective field, with superior credentials and recognition; (iii) have relevant expertise and experience upon which to be able to offer advice and guidance to management; (iv) have sufficient time available to devote to our affairs; (v) represent the long-term interests of our shareholders as a whole; and (vi) represent a diversity of background and experience.

Qualified candidates for membership on the Board of Directors will be considered without regard to race, color, religion, gender, ancestry, national origin or disability. The Board of Directors will review the qualifications and backgrounds of directors and nominees (without regard to whether a nominee has been recommended by shareholders), as well as the overall composition of the Board of Directors, and recommend the slate of directors to be nominated for election at the annual meeting. We do not currently employ or pay a fee to any third party to identify or evaluate, or assist in identifying or evaluating, potential director nominees.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Executive Compensation

We have no employees and our executive officers are all employees of our Advisor and/or its affiliates. These executive officers are compensated by our Advisor and/or its affiliates and have not received any compensation from us for their services for the years ended December 31, 2006, 2005 and 2004 other than as listed in the table below.

SUMMARY COMPENSATION TABLE

							Change in
							Pension
							Value and
						Non-Equity	Nonqualified
						Incentive	Deferred
				Stock	Option	Plan	Compensation	All Other
	Fiscal	Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation		Total
Name and Principal Position	Year	($)	($)	($)	($)	($)	($)	($)		($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)		(j)

Jack R. Maurer,	2006	$—	$—	$—	$—	$—	$—	$60,000	(1)	$60,000
Chief Executive	2005	—	—	—	—	—	—	$30,000	(1)	$30,000
Officer and President	2004	—	—	—	—	—	—	—		—

Courtney A. Brower,	2006	—	—	—	—	—	—	—		—
Chief Accounting	2005	—	—	—	—	—	—	$2,000	(2)	—
Officer(3)	2004	—	—	—	—	—	—	—		—

Scott D. Peters,	2006	—	—	—	—	—	—	—		—
Chief Financial	2005	—	—	—	—	—	—	—
Officer(4)	2004	—	—	—	—	—	—	—

Andrea R. Biller,	2006	—	—	—	—	—	—	$35,000	(2)	$35,000
Secretary	2005	—	—	—	—	—	—	$25,000	(2)	$25,000
	2004	—	—	—	—	—	—	—		—

(1)	In accordance with our plan of liquidation, Mr. Maurer, our Chief Executive Officer and President, is entitled to receive incentive bonuses from our Advisor in consideration for his work in implementing the plan of liquidation, if specified performance goals are met in our liquidation. If we achieve distributions within our estimated net liquidation value range, Mr. Maurer will receive up to $160,000 in incentive bonuses from our Advisor. Additionally, in the event that we achieve total distributions exceeding our estimated net liquidation value, Mr. Maurer could receive additional incentive bonuses. Any such incentive bonuses made to Mr. Maurer will be in addition to his regular salary from our Advisor. As of December 31, 2006, as a result of meeting certain performance goals, Mr. Maurer has received cumulative incentive bonuses of $90,000 from our Advisor.

(2)	Our Special Committee has discretion to pay up to an aggregate of $300,000 in retention and incentive based bonuses to some or all of our key officers and employees of our Advisor from time to time. As of December 31, 2006, $195,000 in retention and incentive bonuses have been paid by us, of which

Ms. Biller, our Secretary, has received $60,000 and Ms. Brower, our Chief Accounting Officer, has received $2,000.

(3)	Ms. Brower was appointed as our Chief Accounting Officer effective as of December 4, 2006.

(4)	Mr. Peters resigned from serving as our Chief Financial Officer effective as of December 4, 2006.

Option/SAR Grants in Last Fiscal Year

Pursuant to our plan of liquidation, our equity compensation plans and any outstanding options were forfeited as of July 27, 2005.

Director Compensation

We pay each independent director a fee of $1,000 for attending, in person or by telephone, each regular meeting of the Board of Directors. Additionally, each independent director will receive a fee of $500 for attending, in person or by telephone, each committee meeting, except that the Chairman of the Audit Committee receives $1,000 for attending, in person or by telephone, each Audit Committee meeting.

The following table sets forth the compensation earned by our directors in 2006:

Change in
Pension Value
and Nonqualified
	Fees Earned			Non-Equity	Deferred	All Other
	or Paid	Stock	Option	Incentive Plan	Compensation	Compensation
Name	in Cash ($)	Awards ($)	Awards ($)	Compensation ($)	Earnings ($)	($)		Total ($)
(a)	(b)(1)	(c)	(d)	(e)	(f)	(g)		(h)

Anthony W. Thompson(2)	$—	$—	$—	$—	$—	$—		$—
D. Fleet Wallace	$3,000	—	—	—	—	$35,000	(3)	$38,000
W. Brand Inlow	$5,000	—	—	—	—	$35,000	(3)	$40,000

(1)	Consists of the amounts described below.

		Basic Annual
		Retainer	Meeting Fees
Director	Role	($)	($)

Thompson(2)	Chairman of the Board	$—	$—
Wallace	Member, Audit Committee	—	$3,000
Inlow	Member, Audit Committee	—	$5,000

(2)	Mr. Thompson was not an independent director and did not receive any compensation from us as a director. Mr. Thompson resigned from serving as our director and the Chairman of our Board of Directors effective as of March 29, 2007.

(3)	W. Brand Inlow and D. Fleet Wallace, members of our Board of Directors and the Special Committee, are entitled to receive milestone payments, if specified goals are met. Assuming that these directors receive the maximum amount of milestone payments, they will each receive $50,000 in payments. As of December 31, 2006, based upon the satisfaction of performance milestones, each of Messrs. Inlow and Wallace has received cumulative payments of $50,000 from us.

Independent Director Stock Option Plan

In February 2000, we adopted the independent director stock option plan, or the Director Plan. Only outside and independent directors were eligible to participate in the Director Plan. We authorized and reserved a total of 100,000 shares of common stock for issuance under the Director Plan.

The Director Plan was approved at the annual shareholder meeting on June 28, 2003. As of December 31, 2004, we had granted options to purchase 50,000 shares in accordance with the Director Plan. We did not grant any options in 2005. Pursuant to our plan of liquidation, as of July 27, 2005 the Director Plan was terminated and all options under the plan were forfeited.

Officer and Employee Stock Option Plan

In February 2000, we adopted the officer and employee stock option plan, or the Officer Plan. All of the officers and employees were eligible to participate in the Officer Plan; however, we have no employees as of December 31, 2006.

We authorized and reserved a total of 700,000 shares of common stock for issuance under the Officer Plan. The Officer Plan was approved at the annual shareholder meeting on June 28, 2003. As of December 31, 2004, we had granted options to purchase 375,000 shares in accordance with the Officer Plan. We did not grant any options in 2005. Pursuant to our plan of liquidation, as of July 27, 2005 the Officer Plan was terminated and all options under the plan were forfeited.

Equity Compensation Plan Information

In accordance with the adoption of our plan of liquidation by our shareholders on July 27, 2005, all outstanding options under our equity compensation plans were forfeited and the plans were terminated. As of December 31, 2006, we have no equity compensation plans outstanding.

Compensation Committee Interlocks and Insider Participation

There are no interlocks or insider participation as to compensation decisions required to be disclosed pursuant to SEC regulations.

PRINCIPAL SHAREHOLDERS

The following table shows, as of April 12, 2007, the number and percentage of shares of our common stock owned by (1) any person who is known by us to be the beneficial owner of more than 5.0% of the outstanding shares of our common stock; (2) our chief executive officer; (3) each director; and (4) all directors and executive officers as a group. The percentage of common stock beneficially owned is based on 4,605,000 shares of our common stock outstanding as of April 12, 2007.

	Number of
	Shares of
	Common Stock
	Beneficially	Percent of
Name of Beneficial Owner	Owned(1)	Class

Jack R. Maurer, Chief Executive Officer and President	—	*
W. Brand Inlow, Chairman	552	*
D. Fleet Wallace, Director	552	*
All Directors and Executive Officers as a group (5 persons)	1,104	*

*	Represents less than 1.0% of our outstanding common stock.

(1)	Beneficial ownership includes outstanding shares and shares that any person has the right to acquire within 60 days after the date of this table. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares beneficially owned by them.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, requires our officers, directors and persons who own 10.0% or more of our common stock, to report their beneficial ownership of our common stock (and any related options) to the SEC. Their initial report must be filed using the SEC’s Form 3 and they must report subsequent stock purchases, sales, option exercises and other changes using the SEC’s Form 4, which must be filed within two business days of most transactions. In some cases, such as changes in ownership arising from gifts and inheritances, the SEC allows delayed reporting at year-end on Form 5. Officers, directors and shareholders owning more than 10.0% of our common stock are required by SEC regulations to furnish us with copies of all of reports they file pursuant to Section 16(a).

Based solely on our review of copies of these reports filed by or on behalf of our officers and directors (or oral representations that no such reports were required), we believe that since we have become publicly registered none of our officers and directors complied with any applicable Section 16(a) filing requirements (we have no shareholders who own 10.0% of more of our common stock).

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Our Advisor is primarily responsible for managing our day-to-day business affairs and assets and carrying out the directives of our Board of Directors. Our Advisor is a Virginia limited liability company that was formed in April of 1998 to advise syndicated limited partnerships, limited liability companies, and other entities regarding the acquisition, management and disposition of real estate assets. Two of our executive officers are executive officers of our Advisor and all of our executive officers are employed and compensated by our Advisor or its affiliates. Moreover, Anthony W. Thompson is the founder of our Advisor and the Chairman of the board of directors of NNN Realty Advisors. NNN Realty Advisors owns 100% of the equity interest in our Advisor. Mr. Thompson, our executive officers and executive officers of our Advisor collectively own approximately 29.5% of the equity interest in NNN Realty Advisors as of April 12, 2007.

Before the commencement of our initial public offering, our Advisor purchased 22,100 shares of common stock at a price of $9.05 per share for $200,005 in cash. Our Advisor intends to retain such shares while serving as our Advisor.

Advisory Agreement

In February 1999, we entered into an advisory agreement, or the Advisory Agreement, with our Advisor, which was for a one-year term subject to successive one-year renewals. The Advisory Agreement expired on February 22, 2005. In view of the approval of our plan of liquidation by our shareholders, we do not intend to renew the Advisory Agreement for a one-year period or execute a new advisory agreement; however, our Advisor continues to manage us on a month-to-month basis pursuant to the terms of the expired Advisory Agreement. Under the terms of the Advisory Agreement, our Advisor has responsibility for our day-to-day operations, administers our accounting and bookkeeping functions, serves as a consultant in connection with policy decisions to be made by our board of directors, manages our properties and renders other services deemed appropriate by our Board of Directors. Our Advisor is affiliated with us in that we and our Advisor have common officers. Our Advisor is entitled to reimbursement from us for expenses incurred in rendering its services, subject to certain limitations. Fees and costs reimbursed to our Advisor cannot exceed the greater of 2.0% of average invested assets, as defined in the Advisory Agreement, or 25.0% of net income for the previous four quarters. For the years ended December 31, 2006, 2005 and 2004, such reimbursement had not exceeded these limitations. We paid our Advisor $310,000, $183,000 and $319,000 for services provided to us for the years ended December 31, 2006, 2005 and 2004, respectively.

Our Advisor may receive an annual asset management fee of up to 1.5% of the Average Invested Assets, as defined in the Advisory Agreement. This fee will be paid or accrued quarterly, but will not be paid until our shareholders have received distributions equal to a cumulative non-compounded rate of 8.0% per annum on their investment in us. We paid our Advisor $265,000 in asset management fees for the year ended December 31, 2006 and none for the years ended December 31, 2005 and 2004.

Acquisitions and Dispositions Fees

Under the terms of the Advisory Agreement, our Advisor or its affiliate may receive acquisitions and dispositions fees in connection with the acquisition or disposition of our properties. For the years ended December 31, 2006, 2005 and 2004, we paid commissions to Triple Net Properties Realty, Inc., or Realty of $2,315,000, $3,491,000 and $843,000, respectively, pursuant to an agreement between our Advisor and Realty, or the Realty-Triple Net Agreement.

Property Management Fee

Under the terms of the Advisory Agreement, we pay Realty a property management fee equal to 5.0% of our gross revenue from the properties. For the years ended December 31, 2006, 2005, and 2004, we incurred property management fees to Realty of $84,000, $291,000 and $343,000, respectively, of which 100.0% was passed through to our Advisor pursuant to the Realty-Triple Net Agreement. These fees are paid monthly.

Incentive Distributions

Our Advisor owns 100 non-voting incentive performance units in T REIT, L.P., our Operating Partnership, and is entitled to incentive distributions of operating cash flow after our shareholders have received an 8.0% annual return on their invested capital. Upon approval of our plan of liquidation by our shareholders, our Advisor permanently waived any distributions that our Advisor may have become entitled to receive in connection with its incentive performance units.

Incentive Bonuses and Milestone Payments

In accordance with our plan of liquidation, Jack R. Maurer, our Chief Executive Officer and President, will become entitled to receive incentive bonuses from our Advisor in consideration for his work in implementing the plan of liquidation, if specified performance goals are met in our liquidation. If we achieve distributions within our estimated net liquidation value range, Mr. Maurer will receive up to $160,000 in incentive bonuses from our Advisor. Additionally, in the event that we achieve total distributions exceeding our estimated net liquidation value, Mr. Maurer could receive additional incentive bonuses. Any such incentive bonuses made to Mr. Maurer will be in addition to his regular salary from our Advisor. As of December 31,

2006, as a result of meeting certain performance goals, Mr. Maurer has received cumulative incentive bonuses of $90,000 from our Advisor.

W. Brand Inlow and D. Fleet Wallace, members of our Board of Directors and the Special Committee, are entitled to receive milestone payments, if specified goals are met. Assuming that these directors receive the maximum amount of milestone payments, they will each receive $50,000 in payments. As of December 31, 2006, based upon the satisfaction of performance milestones, each of Messrs. Inlow and Wallace has received cumulative payments of $50,000 from us.

Our Special Committee has discretion to pay up to an aggregate of $300,000 in retention and incentive based bonuses to some or all of our key officers and employees of our Advisor from time to time. As of December 31, 2006, $195,000 in retention and incentive bonuses have been paid by us, of which Andrea R. Biller, our Secretary, received $25,000 in August 2005 and $35,000 in March 2006 and Courtney A. Brower, our Chief Accounting Officer, received $2,000 in August 2005.

Related Party Accounts Receivable/Payable

Related party accounts receivable consists primarily of amounts due to us from our Advisor and affiliates. Related party accounts payable consists primarily of amounts due from us to our Advisor and affiliates.

Unconsolidated Debt Due to Related Parties

Our properties may obtain secured or unsecured debt financing through one or more third parties, including our Advisor and its affiliates. As of December 31, 2005 and 2004, the following notes payable were outstanding:

•	As of December 31, 2004, Pacific Corporate Park had $81,000 outstanding due to our Advisor and its affiliate at an interest rate of 8.0% per annum, which was due one year from the origination. Pacific Corporate Park borrowed an additional $1,225,000 during February, March and April 2005 at an interest rate of 8.0% per annum, which was due one year from origination. All of the Pacific Corporate Park notes, plus accrued interest, were repaid on July 20, 2005.

•	Emerald Plaza borrowed $743,000 from our Advisory and its affiliate during February, March and April 2005 at an interest rate of 8.0% per annum, which was due one year from origination. These notes, plus all accrued interest, were paid in full on November 10, 2005.

•	County Center Drive had $121,000 due to our Advisor as of December 31, 2004. This unsecured note bore interest at 12.0% per annum and was due and payable upon demand. The note, plus all accrued interest, was repaid on April 14, 2005.

Related Party Accounts Receivable

Leases

In connection with the sale of the Christie Street property, a single tenant office building, in November 2001, we agreed as part of the sale transaction, to guarantee the lease payment in the amount of $20,000 per month for a period of five years under a master lease agreement. Under this agreement, we are obligated to make lease payments to the buyer, who is the new lessor, only in the event the sublessee fails to make the lease payments. In addition, we are also obligated to pay a pro rata share of lease commissions and tenant improvements in the event the premises are re-leased prior to November 13, 2006. Concurrent with the issuance of this master lease agreement and guaranty, our Advisor agreed to indemnify us against any future losses under the master lease agreement with the indemnification evidenced by an indemnity agreement dated November 13, 2001. The current tenant’s sublease expired on August 31, 2002. In October 2002, the tenant vacated the property. We paid no obligations under the master lease agreement and guaranty as of December 31, 2006, however, we accrued $220,000 related to our obligations under the master lease agreement and guaranty as of December 31, 2005. As of December 31, 2006, we have been reimbursed by our Advisor for all amounts paid under the master lease agreement and guaranty and expect to be reimbursed in the future by our Advisor in connection with the indemnity agreement for the full amount of our payments under the master lease agreement and guaranty.

Executive Officer Investments in Unconsolidated Real Estate

We have purchased certain TIC interests in properties where our executive officers or non-independent director also have made investments.

Emerald Plaza — San Diego, California

On June 14, 2004, we purchased a 2.7% membership interest in the Emerald Plaza Building in San Diego, California, through NNN Emerald Plaza, LLC.

AWT Family LP, a limited partnership 70.0% owned by Anthony W. Thompson, our former Chairman and director, who was our Chief Executive Officer, President and Chairman of our Board of Directors at the time of the purchase, purchased a 1.9% TIC interest in the property in the amount of $803,000.

Jack R. Maurer, our Chief Executive Officer and President, who was our Treasurer at the time of the purchase, purchased a 0.3% membership interest through NNN Emerald Plaza, LLC for $25,000.

On November 10, 2005, our Advisor sold the Emerald Plaza Building to an unaffiliated third party.

Certain Conflict Resolution Restrictions and Procedures

In order to reduce or eliminate certain potential conflicts of interest, our charter and the Advisory Agreement contain restrictions and conflict resolution procedures relating to (1) transactions we enter into with our Advisor, our directors or their respective affiliates, and (2) allocation of properties among affiliated entities. Each of the restrictions and procedures that applies to transactions with our Advisor and its affiliates will also apply to any transaction with any entity or real estate program advised, managed or controlled by NNN Realty Advisors and its affiliates. These restrictions and procedures include, among others, the following:

•	Except as otherwise described in our Registration Statement on Form S-11(File No. 333-77229, effective April 28, 1999, as amended) filed with the SEC, we will not accept goods or services from our Advisor or its affiliates unless a majority of our directors, including a majority of the independent directors, not otherwise interested in the transactions, approve such transactions as fair, reasonable and in our best interest.

•	We did not purchase or lease any asset (including any property) in which our Advisor, any of our directors or any of their respective affiliates has an interest without a determination by a majority of our directors, including a majority of the independent directors, not otherwise interested in such transaction, that such transaction is fair and reasonable to us and at a price equal to or less than the property’s fair market value. We did not acquire any such asset at an amount in excess of its appraised value. We did not sell or lease assets to our Advisor, any of our directors or any of their respective affiliates unless a majority of our directors, including a majority of the independent directors, not otherwise interested in the transaction, determine the transaction is fair and reasonable to us, which determination would be supported by an appraisal obtained from a qualified, independent appraiser selected by a majority of our independent directors.

•	We will not make any loans to our Advisor, any of our directors or any of their respective affiliates. In addition, any loans made to us by our Advisor, our directors or any of their respective affiliates must be approved by a majority of our directors, including a majority of the independent directors, not otherwise interested in the transaction, as fair, competitive and commercially reasonable, and no less favorable to us than comparable loans between unaffiliated parties.

•	Our Advisor and its affiliates shall be entitled to reimbursement, at cost, for actual expenses incurred by them on our behalf subject to the limitation on reimbursement of operating expenses to the extent that they exceed the greater of 2.0% of our average invested assets or 25.0% of our net income.

•	Our Advisor was obligated to provide the company with the first opportunity to purchase any income-producing properties located in the focus states placed under contract by the Advisor or its Affiliates, provided that: (1) the company had funds available to make the purchase; (2) the Board of Directors voted to make the purchase within seven days of being offered such property by the Advisor; and (3) the property met the company’s acquisition criteria as disclosed to the Advisor from time to time.

PROPOSAL NO. 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has selected Deloitte to be our independent registered public accounting firm for fiscal 2007. A representative of Deloitte is expected to be present at the annual meeting to respond to appropriate questions and make a statement should they so desire.

Although it is not required to do so, the Board of Directors is submitting the Audit Committee’s selection of our independent registered public accounting firm for ratification by the shareholders at the annual meeting in order to ascertain the view of the shareholders regarding such selection. The affirmative vote of the holders of a majority of votes cast on the proposal at the annual meeting will be required to approve this proposal.

The Board of Directors recommends a vote FOR ratification of the selection of Deloitte as our independent registered public accounting firm.

RELATIONSHIP WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Deloitte has served as our independent auditors since February 8, 2004 and audited our consolidated financial statements for the years ended December 31, 2006, 2005 and 2004.

AUDIT AND NON-AUDIT FEES

The following table lists the fees for services rendered by our independent auditors for 2006 and 2005:

Services	2006	2005

Audit Fees(1)	$320,000	$342,000
Audit-Related Fees(2)	4,000	88,000
Tax Fees(3)	20,000	58,000
All Other Fees	—	—

Total	$344,000	$488,000

(1)	Audit fees billed in 2006 and 2005 consisted of audit of our annual consolidated financial statements, acquisition audits, reviews of our quarterly consolidated financial statements, and statutory and regulatory audits, consents and other services related to our filings with the SEC.

(2)	Audit-related fees billed in 2006 and 2005 consisted of financial accounting and reporting consultations.

(3)	Tax services billed in 2006 and 2005 consisted of tax compliance and tax planning and advice.

The Audit Committee preapproves all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for us by our independent auditor, subject to the de minims exceptions for non-audit services described in Section 10a(i)(1)(b) of the Exchange Act and the rules and regulations of the SEC. The Audit Committee has approved Deloitte to perform the following non-audit services for us during 2006:

•	consultations and consents related to SEC filings and registration statements;

•	consultation of accounting matters; and

•	tax planning and tax compliance for the U.S. income and other taxes.

Auditor Independence

The Audit Committee has considered whether the provision of the above noted services is compatible with maintaining the independence of our independent registered public accounting firm’s independence and has concluded that the provision of such services has not adversely affected the independent registered public accounting firm’s independence.

AUDIT COMMITTEE REPORT TO SHAREHOLDERS

The Audit Committee of the Board of Directors operates under a written charter adopted by the Board of Directors. The role of the Audit Committee is to oversee our financial reporting process on behalf of the Board of Directors. Our management has the primary responsibility for our financial statements as well as our financial reporting process, principles and internal controls. The independent registered public accounting firm is responsible for performing an audit of our financial statements and expressing an opinion as to the conformity of such financial statements with accounting principles generally accepted in the United States of America.

In this context, the Audit Committee has reviewed and discussed our audited financial statements as of and for the year ended December 31, 2006 with management and the independent registered public accounting firm. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (Professional Standards), as currently in effect. In addition, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as currently in effect, and it has discussed their independence with us. The Audit Committee has also considered whether the independent registered public accounting firm’s provision of tax preparation, tax consulting services and other non-audit services to us is compatible with maintaining the independent registered public accounting firm’s independence.

Based on the reports and discussions described above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2006, as filed with the SEC.

Audit Committee:

W. Brand Inlow, Chairman
D. Fleet Wallace

ANNUAL REPORT

Our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 is being mailed to shareholders on or about April 24, 2007. Our Annual Report is not incorporated in this proxy statement and is not deemed a part of the proxy soliciting material.

CODE OF BUSINESS CONDUCT AND ETHICS

We have adopted a Code of Business Conduct and Ethics, or the Code of Ethics, which contains general guidelines for conducting our business and is designed to help directors, employees and independent consultants resolve ethical issues in an increasingly complex business environment. The Code of Ethics applies to all directors, consultants and employees, including the chief executive officer and the principal financial officers and any other employee with any responsibility for the preparation and filing of documents with the SEC. The Code of Ethics covers various topics, including, but not limited to, conflicts of interest, confidentiality of information, and compliance with laws and regulations. Shareholders may request a copy of the Code of Ethics, which will be provided without charge, by writing to: T REIT, Inc. 1551 N. Tustin Avenue, Suite 200, Santa Ana, California 92705, Attention: Secretary.

PROPOSALS FOR 2008 ANNUAL MEETING

Under SEC regulations any shareholder desiring to make a proposal to be acted upon at the 2008 annual meeting of shareholders must cause such proposal to be received at our principal executive offices located at 1551 N. Tustin Avenue, Suite 200, Santa Ana, California 92705, Attention: Secretary, no later than February 13, 2008, in order for the proposal to be considered for inclusion in our proxy statement for that meeting. Shareholders also must follow the procedures prescribed in SEC Rule 14a-8 promulgated under the Securities Exchange Act of 1934. We presently anticipate holding the 2008 annual meeting of shareholders in June 2008.

OTHER MATTERS

Mailing of Materials; Other Business

We will mail a proxy card together with this proxy statement to all shareholders of record at the close of business on April 24, 2007. The only business to come before the annual meeting of which management is aware is set forth in this proxy statement. If any other business does properly come before the annual meeting or any postponement or adjournment thereof, the proxy holders will vote in regard thereto according to their discretion insofar as such proxies are not limited to the contrary.

It is important that proxies be returned promptly. Therefore, shareholders are urged to date, sign and return the accompanying proxy card in the enclosed envelope or by fax to (212) 645-8046 or by telephone by dialing toll-free 1-866-257-2281 or by the Internet at https://www.proxyvotenow.com/treit.

PROXY
Please Vote by June 8, 2007
The undersigned shareholder of T REIT, Inc., a Virginia corporation, hereby appoints Jack R. Maurer and Andrea R. Biller and each of them as proxies for the undersigned with full power of substitution in each of them, to attend the Annual Meeting of our Shareholders to be held at the Irvine Marriott, 18000 Von Karman Avenue, Irvine, California 92612 on June 11, 2007 at 9:00 a.m., local time and any and all adjournments and postponements thereof, to cast, on behalf of the undersigned, all votes that the undersigned is entitled to cast, and otherwise to represent the undersigned, at such meeting and all adjournments and postponements thereof, with all power possessed by the undersigned as if personally present and to vote in their discretion on such other matters as may properly come before the meeting. The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting of Shareholders and of the accompanying proxy statement, which is hereby incorporated by reference, and revokes any proxy heretofore given with respect to such meeting.
This proxy is solicited on behalf of the T REIT, Inc. Board of Directors. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the annual meeting, including matters incident to its conduct.
When properly executed, this proxy will be voted as specified by the undersigned shareholder. If no voting instruction is given as to any item, this proxy will be voted “FOR” the nominees named in Item 1 and “FOR” Item 2.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE NOMINEES NAMED IN ITEM NO. 1 AND “FOR” ITEM NO. 2. IF NO SPECIFICATION IS MADE, SUCH PROXY WILL BE VOTED “FOR” SUCH ITEM.
1.	For the election of W. Brand Inlow and D. Fleet Wallace to serve as Directors until the Annual Meeting of Shareholders of T REIT to be held in the year 2008 and until their successors are elected and qualified.

☐ For All Nominees	☐ Withheld as to All Nominees	☐ For All Nominees Except*

W. Brand Inlow	D. Fleet Wallace
*To vote against any individual nominee, strike a line through the nominee’s name
2.	For ratification of the appointment of Deloitte & Touche LLP as our Independent Registered Public Accounting Firm for the fiscal year 2007.

☐ For	☐ Against	☐ Abstain

SIGN, DATE and RETURN:

	Date:	/ /2007

If the stock is jointly owned, both parties must sign.

	Date:	/ /2007

YOUR VOTE IS IMPORTANT!
You can authorize the proxies to cast your vote and otherwise represent you at the annual meeting in one of four ways:
MAIL: Return the completed form in the enclosed postage-paid envelope.
FAX: Fax the completed form to (212) 645-8046.
PHONE: Call our toll-free number at (866) 257-2881 to vote.
INTERNET: Vote online at https://www.proxyvotenow.com/treit.